Exhibit 10.19
WELLCARE HEALTH PLANS, INC.

Non-Employee Director Compensation Policy

This Non-Employee Director Compensation Policy (the “Policy”) sets forth the compensation to be paid to non-employee members (“Non-Employee Directors”) of the Board of Directors (the “Board”) of WellCare Health Plans, Inc. (the “Company”), which shall remain in effect until amended, replaced or rescinded by further action of the Board.

Annual Retainers and Fees

Effective May 23, 2013, the retainers and fees for Non-Employee Directors will be as set forth below and shall be cumulative.

Board Service:

•	A base annual retainer of $80,000.

•	Chairman of the Board - The non-executive Chairman of the Board shall receive an additional annual retainer of $250,000.

Standing Committees:

•	Audit Committee - Each member of the Audit Committee shall receive an additional annual retainer of $17,000, except the chairperson who shall receive an additional retainer of $27,000.

•	Compensation Committee - Each member of the Compensation Committee shall receive an additional annual retainer of $12,000, except the chairperson who shall receive an additional retainer of $22,000.

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Each member of the Nominating and Corporate Governance Committee, the Health Care Quality and Access Committee and the Regulatory Compliance Committee shall receive an additional annual retainer of $8,000, except the chairpersons who shall receive an additional retainer of $18,000.

Non-Standing Committees:

•	Retainers for each non-standing committee will be evaluated periodically and based on expected roles and responsibilities.

Payments

The annual retainers for service on the Board and committees of the Board as set forth above shall be paid by the Company in quarterly installments as soon as practicable after the end of each of the Company's fiscal quarters for which the member shall have served. A member of the Board or any of its committees who serves on such during a portion of a quarterly period, shall be entitled to the full quarterly installment for such quarterly period.

Notwithstanding the foregoing, the annual retainer paid to a member serving on a non-standing committee for a portion of a quarterly period, shall be entitled to the quarterly installment calculated on a pro-rata, monthly basis.

Initial Equity Awards

Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee's approval, upon, and contingent on, a new Non-Employee Director's appointment or election to the Board, newly elected or appointed members of the Board shall receive an initial award of restricted stock units with a fair market value of approximately $150,000, rounded to the nearest whole share, as determined by reference to the officially-quoted closing selling price of the Company's common stock on the New York Stock Exchange on the grant date, pursuant to and in accordance with the terms and provisions of a restricted stock unit agreement and the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”). Such equity award of restricted stock units shall vest in approximately equal parts on the first, second and third anniversary of the date of grant.

Annual Equity Awards

Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee's approval, each Non-Employee Director, other than a Non-Employee Director joining the Board at the annual meeting, shall receive an annual equity award of either restricted stock units or deferred stock units, as elected by the Non-Employee Director, with a fair market value of approximately $140,000, rounded to the nearest whole share, as determined by reference to the officially-quoted closing selling price of the Company's common stock on the New York Stock Exchange on the grant date, pursuant to and in accordance with the terms and provisions of a restricted stock unit agreement or deferred stock unit agreement, as the case may be, and the 2004 Equity Plan. Unless otherwise determined by the Compensation Committee, all such annual equity awards shall be granted on the date of the Company's annual meeting of stockholders. Such equity awards shall vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

Stock Ownership Guidelines

Non-Employee Directors are required to own shares of the Company's common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of five (5) times the base annual retainer payable to each Non-Employee Director as set forth in this Policy as in effect from time to time.

For purposes of determining ownership, the following will be used in determining whether a Non-Employee Director has satisfied the Ownership Requirement:

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One hundred percent (100%) of the value of shares of the Company's common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards, deferred stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of the Company's common stock owned jointly, or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

No other rights to acquire shares of Company common stock (including stock options or similar rights) shall be considered shares of Company common stock for purposes of meeting the Ownership Requirements under this Policy.

For purposes hereof, the value of a share of the Company's common stock, including vested and unvested restricted stock, restricted stock units and deferred stock units, shall be calculated on April 1st of each year based on the average closing price of the Company's common stock during the most recently completed fiscal quarter at the time of the calculation (a “Determination Date”). If a Non-Employee Director does not meet the Ownership Requirement as of a Determination Date, such Non-Employee Director must satisfy the Ownership Requirement on the next Determination Date.

In the event the base annual retainer increases, each Non-Employee Director will have five (5) years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

A Non-Employee Director shall have until the end of the first Determination Date following the fifth anniversary of such Non-Employee Director's election or appointment to the Board or upon otherwise becoming a Non-Employee Director of the Board to satisfy the Ownership Requirement; provided, however, that a Non-Employee Director who was a Non-Employee Director of the Company as of April 1, 2009, shall have until December 31, 2013 to meet the Ownership Requirement.

Approved by the Board: March 23, 2009
Amended by the Board April 29, 2009
Amended by the Board August 5, 2010
Amended by the Board December 16, 2010
Amended by the Board May 24, 2012
Amended by the Board May 23, 2013

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